F.N.B. Corporation Reports Third Quarter 2024 Earnings
Deposit Growth of $1.8 billion, or 5%, Linked-Quarter and Tangible Book Value per Share (non-GAAP) Growth of 15% from the Year-Ago Quarter

PITTSBURGH, PA – October 17, 2024 – F.N.B. Corporation (NYSE: FNB) reported earnings for the third quarter of 2024 with net income available to common stockholders of $110.1 million, or $0.30 per diluted common share. Comparatively, third quarter of 2023 net income available to common stockholders totaled $143.3 million, or $0.40 per diluted common share, and second quarter of 2024 net income available to common stockholders totaled $123.0 million, or $0.34 per diluted common share.

On an operating basis, third quarter of 2024 earnings per diluted common share (non-GAAP) was $0.34, excluding $0.04 per share of significant items impacting earnings. By comparison, the third quarter of 2023 was $0.40 per diluted common share (non-GAAP) on an operating basis and the second quarter of 2024 was $0.34 per diluted common share (non-GAAP) on an operating basis, excluding less than $0.01 per share of significant items impacting earnings.

“FNB’s third quarter operating earnings per diluted common share (non-GAAP) totaled $0.34 with significant tangible book value per share (non-GAAP) growth of 15% year-over-year to a record $10.33, strong sequential annualized revenue growth of 9% with record non-interest income of $90 million, and a solid operating return on average tangible common equity (non-GAAP) of 14%,” said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr. “FNB’s robust linked-quarter deposit growth of $1.8 billion, or 5%, highlights our ability to leverage our significant client relationships, digital and data analytics capabilities as part of our Clicks to Bricks strategy and our diverse geographic footprint to manage the loan-to-deposit ratio which improved nearly 500 basis points from last quarter to 91.7%. FNB's capital levels reached all-time highs with tangible common equity ratio (non-GAAP) at 8.2% and CET1 ratio at 10.4%. Our credit metrics ended the quarter at solid levels with the reserve coverage ratio up slightly given our proactive approach to credit risk management. FNB is well-positioned to continue execution of our proven strategies for ongoing success.”

Third Quarter 2024 Highlights
(All comparisons refer to the third quarter of 2023, except as noted)
•Period-end total loans and leases increased $1.6 billion, or 4.9%. Commercial loans and leases increased $1.0 billion, or 5.1%, and consumer loans increased $530.9 million, or 4.4%. FNB’s loan growth was driven by the continued success of our strategy to grow high-quality loans and deepen customer relationships across our diverse geographic footprint.
•On a linked-quarter basis, period-end total loans and leases decreased $39.6 million, or 0.1%, with an increase in commercial loans and leases of $92.6 million and a decrease in consumer loans of $132.2 million. In September 2024, FNB sold approximately $431 million of performing indirect auto loans as part of its balance sheet management repositioning actions. The related loss on sale of $11.6 million is reflected as a significant item impacting earnings in other non-interest expense. The loan sale positively impacted the loan-to-deposit ratio by approximately 120 basis points and the Common Equity Tier 1 (CET1) regulatory capital ratio by approximately 10 basis points. Excluding the indirect auto loan sale, period-end loans and leases increased $391.4 million, or 1.2%.
•Period-end total deposits increased $2.2 billion, or 6.2%, driven by an increase of $1.9 billion in shorter-term time deposits and $1.5 billion in interest-bearing demand deposits offsetting the decline of $833.2 million in non-interest-bearing demand deposits and $357.6 million in savings deposits with customers continuing to opt for higher-yielding deposit products.

•On a linked-quarter basis, period-end total deposits increased $1.8 billion, or 5.1%, with increases in interest-bearing demand deposits of $1.3 billion and shorter-term time deposits of $783.4 million offsetting the slight decline in non-interest-bearing demand deposits of $191.5 million and savings deposits of $117.0 million. The mix of non-interest-bearing deposits to total deposits equaled 27% at September 30, 2024, compared to 29% at the prior quarter end, reflecting the strong interest-bearing deposit growth and fairly stable non-interest-bearing deposit balances.
•The loan-to-deposit ratio was 92% at September 30, 2024, compared to 96% at June 30, 2024, reflecting $1.8 billion of linked-quarter deposit growth and the previously-mentioned indirect auto loan sale.
•Net interest income totaled $323.3 million, an increase of $7.4 million, or 2.4%, from the prior quarter, primarily due to improved earning asset yields and loan growth, as well as lower short-term borrowing levels, offsetting the higher cost of interest-bearing deposits.
•Net interest margin (FTE) (non-GAAP) remained stable with a 1 basis point decline to 3.08% from the prior quarter, reflecting an 8 basis point increase in the total yield on earning assets (non-GAAP) and a 10 basis point increase in the total cost of funds.
•Non-interest income totaled a record $89.7 million, an increase of 10.0% from the year-ago quarter, benefiting from our diversified business model and related revenue generation.
•Pre-provision net revenue (non-GAAP) totaled $163.6 million, a 7.7% decrease from the prior quarter. On an operating basis, pre-provision net revenue (non-GAAP) totaled $178.8 million, a 0.5% increase from the prior quarter, driven by continued strong non-interest income generation and growth in net interest income, offset by an increase in non-interest expense.
•Reported non-interest expense totaled $249.4 million, compared to $226.6 million in the prior quarter, which included $15.3 million1 of significant items in the third quarter of 2024 and $0.8 million2 in the second quarter of 2024. When adjusting for the significant items, non-interest expense increased $8.4 million, or 3.7%, linked-quarter on an operating basis (non-GAAP). The efficiency ratio (non-GAAP) remained at a solid level of 55.2%, compared to 51.7% for the year-ago quarter, and 54.4% for the prior quarter.
•The provision for credit losses was $23.4 million, an increase of $3.2 million from the prior quarter with net charge-offs of $21.5 million compared to $7.8 million in the prior quarter. The ratio of non-performing loans and other real estate owned (OREO) to total loans and leases and OREO totaled 0.39%, compared to 0.33% in the prior quarter, and total delinquency increased 16 basis points from the prior quarter to 0.79%. Overall, asset quality metrics continue to remain near historically low levels.
•The CET1 regulatory capital ratio was 10.4% (estimated), compared to 10.2% at both September 30, 2023, and June 30, 2024. Tangible book value per common share (non-GAAP) of $10.33 increased $1.31, or 14.5%, compared to September 30, 2023, and $0.45, or 4.6%, compared to June 30, 2024. Accumulated other comprehensive income/loss (AOCI) reduced the tangible book value per common share (non-GAAP) by $0.43 as of September 30, 2024, primarily due to the impact of interest rates on the fair value of available-for-sale (AFS) securities, compared to a reduction of $1.06 as of September 30, 2023, and $0.67 as of June 30, 2024.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, Use of Non-GAAP Financial Measures and Key Performance Indicators.

Quarterly Results Summary	3Q24	2Q24	3Q23
Reported results
Net income available to common stockholders (millions)	$110.1	$123.0	$143.3
1 Third quarter 2024 non-interest expense significant items included $11.6 million (pre-tax) loss on indirect auto loan sale and a $3.7 million (pre-tax) software impairment.
2 Second quarter 2024 non-interest expense significant item included $0.8 million (pre-tax) of FDIC special assessment expense related to last year's bank failures.

Net income per diluted common share	0.30	0.34	0.40
Book value per common share	17.38	16.94	16.13
Pre-provision net revenue (non-GAAP) (millions)	163.6	177.2	190.1
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$122.2	$123.7	$143.3
Operating net income per diluted common share	0.34	0.34	0.40
Operating pre-provision net revenue (millions)	178.8	178.0	190.1
Average diluted common shares outstanding (thousands)	362,426	362,701	361,778
Significant items impacting earnings(a) (millions)
Pre-tax FDIC special assessment	$—	$(0.8)	$—
After-tax impact of FDIC special assessment	—	(0.6)	—
Pre-tax software impairment	(3.7)	—	—
After-tax impact of software impairment	(2.9)	—	—
Pre-tax loss on indirect auto loan sale	(11.6)	—	—
After-tax impact of loss on indirect auto loan sale	(9.1)	—	—
Total significant items pre-tax	$(15.3)	$(0.8)	$—
Total significant items after-tax	$(12.0)	$(0.6)	$—

Capital measures
Common equity tier 1 (b)	10.4%	10.2%	10.2%
Tangible common equity to tangible assets (non-GAAP)	8.17	7.86	7.54
Tangible book value per common share (non-GAAP)	$10.33	$9.88	$9.02

(a) Favorable (unfavorable) impact on earnings.
(b) Estimated for 3Q24.

Third Quarter 2024 Results – Comparison to Prior-Year Quarter
(All comparisons refer to the third quarter of 2023, except as noted)

Net interest income totaled $323.3 million, a slight decrease of $3.3 million, or 1.0%, primarily due to higher deposit costs resulting from balance migration to higher yielding deposit products, partially offset by growth in earning assets and higher earning asset yields.

The net interest margin (FTE) (non-GAAP) decreased 18 basis points to 3.08%. The yield on earning assets (non-GAAP) increased 40 basis points to 5.51% driven by a 50 basis point increase in yields on investment securities to 3.33% which benefited from the balance sheet restructuring in late 2023 and a 34 basis point increase in yields on loans to 6.03%. Total cost of funds increased 63 basis points to 2.56% with a 72 basis point increase in interest-bearing deposit costs to 3.08%, and an increase of 66 basis points in total borrowing costs. Our total cumulative spot deposit beta since the Federal Open Market Committee (FOMC) interest rate increases began in March 2022 equaled 40% at August 31, 2024. In September 2024, FOMC the lowered the targeted Federal Funds interest rate by 50 basis points.

Average loans and leases totaled $33.8 billion, an increase of $2.1 billion, or 6.5%, including growth of $1.2 billion in commercial loans and leases and $819.7 million in consumer loans. Commercial real estate increased $972.8 million, or 8.3%, commercial and industrial loans increased $213.8 million, or 2.9%, and commercial leases increased $62.1 million, or 9.9%. The increase in average commercial loans and leases was driven by activity across the footprint, with over half of the year-over-year growth in North and South Carolina. The increase in commercial real estate included fundings on previously originated projects. The increase in average consumer loans included a $1.4 billion increase in residential mortgages largely due to the continued successful execution in key markets by our expanded mortgage banker team and long-standing strategy of serving the purchase market. This growth was partially offset by a decrease in average indirect auto loans of $528.4 million reflecting the sale of $332 million of such loans that closed in the first quarter of 2024 and $431 million that closed in the third quarter of 2024, partially offset by new organic growth in the portfolio.

Average deposits totaled $35.6 billion, an increase of $1.5 billion, or 4.3%, from the prior-year quarter. The growth in average time deposits of $1.5 billion and average interest-bearing demand deposits of $1.2 billion more than offset the decline in average non-interest-bearing demand deposits of $905.9 million and average savings deposits of $394.5 million as customers continued to migrate balances into higher-yielding products. The funding mix has shifted compared to the year-ago quarter with non-interest-bearing deposits comprising 27% of total deposits at September 30, 2024, compared to 31% a year ago.

Non-interest income totaled a record $89.7 million, a 10.0% increase compared to $81.6 million in the third quarter of 2023. Service charges increased $2.8 million, or 13.1%, primarily due to strong Treasury Management activity and higher consumer transaction levels. Mortgage banking operations income increased $1.6 million, driven by improved gain on sale from strong production volumes partially offset by a mortgage servicing rights (MSR) impairment of $2.8 million in the third quarter of 2024 reflecting accelerating prepayment speed assumptions given the recent declines in mortgage rates. Wealth Management revenues increased $1.9 million, or 11.1%, as securities commissions and fees and trust income increased 19.8% and 5.6%, respectively, through continued strong contributions across the geographic footprint. Bank-owned life insurance increased $3.3 million, reflecting higher life insurance claims.

Non-interest expense totaled $249.4 million, increasing $31.4 million, or 14.4%. When adjusting for $15.3 million3 of significant items in the third quarter of 2024, operating non-interest expense (non-GAAP) totaled $234.2 million, an increase of $16.2 million, or 7.4%. Salaries and benefits increased $12.7 million, or 11.2%, primarily from normal annual merit increases and higher production-related commissions given the strong non-interest income activity, as well as strategic hiring associated with our focus to grow market share and continued investments in our risk management infrastructure. Net occupancy and equipment increased $4.3 million, or 10.3%, largely due to the $3.7 million software impairment. Outside services increased $3.6 million, or 17.2%, due to higher volume-related technology and third-party costs. FDIC insurance increased $1.8 million, or 21.8%, primarily due to loan growth and balance sheet mix shift.

The ratio of non-performing loans and OREO to total loans and OREO increased 3 basis points to 0.39%. Total delinquency increased 16 basis points to 0.79%, compared to 0.63% at September 30, 2023. Overall, asset quality metrics continue to remain near historically low levels.

The provision for credit losses was $23.4 million, compared to $25.9 million in the third quarter of 2023. The third quarter of 2024 reflected net charge-offs of $21.5 million, or 0.25% annualized of total average loans, compared to $37.7 million, or 0.47% annualized. The allowance for credit losses (ACL) was $420.2 million, an increase of $19.5 million, with the ratio of the ACL to total loans and leases stable at 1.25%.

The effective tax rate was 21.4%, compared to 11.5% in the third quarter of 2023, with the prior year rate favorably impacted by renewable energy investment tax credits recognized as part of a solar project financing transaction.

The CET1 regulatory capital ratio was 10.4% (estimated) at September 30, 2024, and 10.2% at September 30, 2023. Tangible book value per common share (non-GAAP) was $10.33 at September 30, 2024, an increase of $1.31, or 14.5%, from $9.02 at September 30, 2023. AOCI reduced the current quarter tangible book value per common share (non-GAAP) by $0.43, compared to a reduction of $1.06 at the end of the year-ago quarter.
3 Third quarter 2024 non-interest expense significant items included $11.6 million (pre-tax) loss on indirect auto loan sale and a $3.7 million (pre-tax) software impairment.

Third Quarter 2024 Results – Comparison to Prior Quarter
(All comparisons refer to the second quarter of 2024, except as noted)

Net interest income totaled $323.3 million, an increase of $7.4 million, or 2.4%, from the prior quarter total of $315.9 million, primarily due to higher earning asset yields and loan growth, as well as the favorable mix-shift in interest-bearing liabilities, partially offset by the higher cost of interest-bearing deposits and continued growth in higher yielding deposit product balances. The total yield on earning assets (non-GAAP) increased 8 basis points to 5.51% due to higher yields on both loans and investment securities. The total cost of funds increased 10 basis points to 2.56%, as the cost of interest-bearing deposits increased 15 basis points to 3.08% and was partially offset by a decrease in long-term borrowing costs of 5 basis points to 5.24%. The funding mix improved linked-quarter reflecting strong deposit growth which reduced total borrowings. Period-end total borrowings were $4.1 billion, a decrease of $1.6 billion, or 27.6%, from the prior quarter. The resulting net interest margin (FTE) (non-GAAP) decreased 1 basis point to 3.08%.

Average loans and leases totaled $33.8 billion, an increase of $547.0 million, or 1.6%, as average commercial loans and leases increased $221.5 million, or 1.1%, and average consumer loans increased $325.4 million, or 2.6%, inclusive of a partial quarter's impact of the previously mentioned $431 million indirect auto loan sale that closed in September 2024. The increase in average commercial loans and leases included growth of $97.0 million, or 1.3%, in commercial and industrial loans and $96.8 million, or 0.8%, in commercial real estate loans. The quarterly growth of commercial loans and leases was led by the Charleston, Cleveland and Harrisburg markets. For consumer lending, average residential mortgages increased $487.0 million, driven by the seasonal growth in mortgage originations but at a much slower pace than the prior quarter by design given pricing strategies.

Average deposits totaled $35.6 billion, increasing $1.0 billion, or 2.9%, due to organic growth in new and existing customer relationships through our successful deposit initiatives. Average certificates of deposits increased $588.7 million and average interest-bearing-demand deposits increased $553.0 million, which were partially offset by declines in average savings balances of $78.9 million and average non-interest-bearing deposit balances of $54.1 million, resulting from customers' preferences for higher-yielding deposit products. The mix of non-interest-bearing deposits to total deposits was 27% at September 30, 2024, a decline from 29% at June 30, 2024, driven by the strong growth in interest-bearing deposit balances. The loan-to-deposit ratio was 92% at September 30, 2024, compared to 96%, reflecting $1.8 billion of linked-quarter deposit growth and the previously mentioned indirect auto loan sale.

Non-interest income totaled a record $89.7 million, an increase of $1.8 million, or 2.0%, from the prior quarter. Capital markets income totaled $6.2 million, an increase of $1.1 million, or 20.4%, led by broad-based contributions from syndications, debt capital markets, customer swap activity and international banking. Service charges increased $0.7 million, or 3.0%, primarily due to strong Treasury Management activity and higher consumer transaction levels. Bank-owned life insurance increased $3.1 million, reflecting higher life insurance claims. Mortgage banking operations income decreased $1.4 million, or 20.4%, driven by a net MSR impairment of $2.8 million in the third quarter of 2024 due to accelerating prepayment speed assumptions given recent declines in mortgage rates.

Non-interest expense totaled $249.4 million, compared to $226.6 million in the prior quarter. When adjusting for significant items of $15.3 million4 in the third quarter of 2024 and $0.8 million5 in the second quarter of 2024, non-interest expense increased $8.4 million, or 3.7%, on an operating basis (non-GAAP). Salaries and employee benefits increased $5.1 million, primarily due to production-related variable compensat
4 Third quarter 2024 non-interest expense significant items included $11.6 million (pre-tax) loss on indirect auto loan sale and a $3.7 million (pre-tax) software impairment.
5 Second quarter 2024 non-interest expense significant item included $0.8 million (pre-tax) of FDIC special assessment expense related to last year's bank failures.

ion, lower salary deferrals related to slowing mortgage production, as well as strategic hiring associated with our focus to grow market share and continued investments in our risk management infrastructure. Marketing expenses increased $2.0 million, or 50.3%, due to the opportunistic timing of marketing campaigns related to our successful deposit initiatives. Outside services increased $1.1 million, or 4.9%, largely due to higher volume-related technology and third-party costs. The efficiency ratio (non-GAAP) remained at a solid level of 55.2%, compared to 54.4% for the prior quarter.

The ratio of non-performing loans and OREO to total loans and OREO increased 6 basis points to 0.39%, and delinquency increased 16 basis points to 0.79%. Overall, asset quality metrics continue to remain near historically low levels. The provision for credit losses was $23.4 million, compared to $20.2 million. The third quarter of 2024 reflected net charge-offs of $21.5 million, or 0.25% annualized of total average loans, compared to $7.8 million, or 0.09% annualized. The ACL was $420.2 million, an increase of $1.4 million, with the ratio of the ACL to total loans and leases equaling 1.25% at September 30, 2024, compared to 1.24% at June 30, 2024.

The effective tax rate was 21.4%, compared to 21.6%.

The CET1 regulatory capital ratio was 10.4% (estimated), compared to 10.2% at June 30, 2024. Tangible book value per common share (non-GAAP) was $10.33 at September 30, 2024, an increase of $0.45 per share, or 18.1% annualized. AOCI reduced the current quarter-end tangible book value per common share (non-GAAP) by $0.43, compared to a reduction of $0.67 at the end of the prior quarter.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, operating return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible common equity to tangible assets, pre-provision net revenue (reported), operating pre-provision net revenue, operating non-interest expense, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for, or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes items such as merger expenses, FDIC special assessment, software impairment, loss on indirect auto loan sales, preferred deemed dividend at redemption and branch consolidation costs are not organic to run our operations and facilities. These items are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for 2024 and 2023 were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.

FNB’s forward-looking statements are subject to the following principal risks and uncertainties:

•Our business, financial results and balance sheet values are affected by business, regulatory, economic and political circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) supervision, regulation, enforcement and other actions by several governmental agencies, including the Federal Reserve Board, Federal Deposit Insurance Corporation, Financial Stability Oversight Council, U.S. Department of Justice (DOJ), Consumer Financial Protection Bureau, U.S. Treasury Department, Office of the Comptroller of the Currency and Department of Housing and Urban Development, state attorney generals and other governmental agencies, whose actions may affect, among other things, our consumer and mortgage lending and deposit practices, capital structure, investment practices, dividend policy, annual FDIC insurance premium assessment, growth opportunities, money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing of the U.S. economy in general and regional and local economies within our market area; (iv) inflation concerns; (v) the impacts of tariffs or other trade policies of the U.S. or its global trading partners; and (vi) the sociopolitical environment in the U.S.
•Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.
•Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, loans, deposits and revenues. Our ability to anticipate, react quickly and continue to respond to technological changes and significant adverse industry and economic events can also impact our ability to respond to customer needs and meet competitive demands.
•Business and operating results can also be affected by difficult to predict uncertainties, such as widespread natural and other disasters, wars, pandemics, global events and geopolitical instability, including the Ukraine-Russia conflict and the potential for broader conflict in the Middle East, shortages of labor, supply chain disruptions and shipping delays, terrorist activities, system failures, security breaches, significant political events, cyber-attacks, international hostilities or other extraordinary events which are beyond FNB's control and may significantly impact the U.S. or global economy and financial markets generally, or us or our counterparties, customers or third-party vendors specifically.

•Our ability to take certain capital actions, including returning capital to shareholders, is subject to us meeting or exceeding minimum capital levels. Our regulatory capital ratios in the future will depend on, among other things, our financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of our balance sheet.
•Historically we have grown our business in part through acquisitions, new strategic and business initiatives and new products. Potential risks and uncertainties include those presented by the nature of the business acquired, the strategic or business initiative or the new product, including in some cases those associated with our entry into new business lines or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, increased scrutiny associated with the regulatory approval process, other regulatory issues stemming from such acquisitions or new initiatives or product lines, the integration of the acquired businesses into us after closing or any failure to execute strategic, risk management or operational plans.
•Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain talent. These developments could include:
◦Policies and priorities of the current U.S. presidential administration, including legislative and regulatory reforms, more aggressive approaches to supervisory or enforcement priorities with consumer and anti-discrimination lending laws by the federal banking regulatory agencies and the DOJ, changes affecting oversight of the financial services industry, regulatory obligations or restrictions, consumer protection, taxes, employee benefits, compensation practices, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
◦Ability to continue to attract, develop and retain key talent.
◦Changes to laws and regulations, including changes affecting the oversight of the financial services industry along with changes in enforcement and interpretation of such laws and regulations, and changes to accounting standards governing bank capital requirements, loan loss reserves and liquidity standards.
◦Changes in governmental monetary and fiscal policies, including interest rate policies and strategies of the Federal Open Market Committee.
◦Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or inquiries. These matters may result in monetary judgments or settlements, enforcement actions or other remedies, including fines, penalties, restitution or alterations in our business practices, including financial and other types of commitments, and in additional expenses and collateral costs, and may cause reputational harm to us.
◦Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.
◦Business and operating results that are affected by our ability to effectively identify and manage risks inherent in our businesses, including, where appropriate, through effective use of policies, processes, systems and controls, third-party insurance, derivatives, and capital and liquidity management techniques.
◦The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the impact on the allowance for credit losses due to changes in forecasted macroeconomic conditions as a result of applying the “current expected credit loss” accounting standard, or CECL.
◦A failure or disruption in or breach of our operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns.
◦Increased funding costs and market volatility due to market illiquidity and competition for funding.

FNB cautions that the risks identified here are not exhaustive of the types of risks that may adversely impact FNB and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A. Risk Factors and the Risk Management sections of our 2023 Annual Report on Form 10-K (including the MD&A section), our subsequent 2024 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other 2024 filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-information/reports-and-filings or the SEC’s website at www.sec.gov. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the third quarter of 2024 after the market close on Thursday, October 17, 2024. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Friday, October 18, 2024, at 8:30 AM ET.

Participants are encouraged to pre-register for the conference call at https://dpregister.com/sreg/10192978/fd90570726. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the “About Us” tab of the Corporation’s website at www.fnbcorporation.com and clicking on “Investor Relations” then “Investor Conference Calls.” Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls."

A replay of the call will be available shortly after the completion of the call until midnight ET on Friday, October 25, 2024. The replay can be accessed by dialing 877-344-7529 (for domestic callers) or 412-317-0088 (for international callers); the conference replay access code is 9877633. Following the call, a link to the webcast and the related presentation materials will be posted to the “Investor Relations” section of F.N.B. Corporation’s website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. The Company has total assets of $48 billion and approximately 350 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

###
Analyst/Institutional Investor Contact:
Lisa Hajdu, 412-385-4773
hajdul@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				3Q24	3Q24	For the Nine Months Ended September 30,		%
	3Q24	2Q24	3Q23	2Q24	3Q23	2024	2023	Var.
Interest Income
Loans and leases, including fees	$515,948	$494,119	$455,975	4.4	13.2	$1,491,226	$1,278,329	16.7
Securities:
Taxable	48,541	47,795	37,373	1.6	29.9	142,391	108,567	31.2
Tax-exempt	7,007	7,067	7,178	(0.8)	(2.4)	21,179	21,549	(1.7)
Other	11,276	8,207	12,835	37.4	(12.1)	28,661	32,619	(12.1)
Total Interest Income	582,772	557,188	513,361	4.6	13.5	1,683,457	1,441,064	16.8
Interest Expense
Deposits	199,036	179,960	139,008	10.6	43.2	549,394	334,898	64.0
Short-term borrowings	29,934	32,837	23,207	(8.8)	29.0	90,472	54,992	64.5
Long-term borrowings	30,473	28,501	24,565	6.9	24.1	85,364	58,695	45.4
Total Interest Expense	259,443	241,298	186,780	7.5	38.9	725,230	448,585	61.7
Net Interest Income	323,329	315,890	326,581	2.4	(1.0)	958,227	992,479	(3.5)
Provision for credit losses	23,438	20,189	25,934	16.1	(9.6)	57,517	58,511	(1.7)
Net Interest Income After Provision for Credit Losses	299,891	295,701	300,647	1.4	(0.3)	900,710	933,968	(3.6)
Non-Interest Income
Service charges	24,024	23,332	21,245	3.0	13.1	67,925	62,043	9.5
Interchange and card transaction fees	12,922	13,005	13,521	(0.6)	(4.4)	38,627	39,419	(2.0)
Trust services	11,120	11,475	10,526	(3.1)	5.6	34,019	31,767	7.1
Insurance commissions and fees	5,118	5,973	5,047	(14.3)	1.4	17,843	18,830	(5.2)
Securities commissions and fees	7,876	7,980	6,577	(1.3)	19.8	24,011	20,980	14.4
Capital markets income	6,194	5,143	7,077	20.4	(12.5)	17,668	19,754	(10.6)
Mortgage banking operations	5,540	6,956	3,914	(20.4)	41.5	20,410	13,676	49.2
Dividends on non-marketable equity securities	6,560	6,895	5,779	(4.9)	13.5	19,648	15,354	28.0
Bank owned life insurance	6,470	3,419	3,196	89.2	102.4	13,232	9,016	46.8
Net securities gains (losses)	(28)	(3)	(55)	—	—	(31)	(78)	—
Other	3,892	3,747	4,724	3.9	(17.6)	12,120	10,488	15.6
Total Non-Interest Income	89,688	87,922	81,551	2.0	10.0	265,472	241,249	10.0
Non-Interest Expense
Salaries and employee benefits	126,066	120,917	113,351	4.3	11.2	376,109	347,544	8.2
Net occupancy	22,384	18,632	18,241	20.1	22.7	60,611	52,300	15.9
Equipment	23,469	24,335	23,332	(3.6)	0.6	71,576	66,749	7.2
Amortization of intangibles	4,376	4,379	5,040	(0.1)	(13.2)	13,197	15,203	(13.2)
Outside services	24,383	23,250	20,796	4.9	17.2	70,513	60,733	16.1
Marketing	6,023	4,006	5,419	50.3	11.1	15,460	13,063	18.3
FDIC insurance	10,064	9,954	8,266	1.1	21.8	32,680	23,102	41.5
Bank shares and franchise taxes	3,931	3,930	3,927	—	0.1	11,987	12,025	(0.3)
Merger-related	—	—	—	—	—	—	2,215	(100.0)
Other	28,735	17,209	19,626	67.0	46.4	61,006	56,936	7.1
Total Non-Interest Expense	249,431	226,612	217,998	10.1	14.4	713,139	649,870	9.7
Income Before Income Taxes	140,148	157,011	164,200	(10.7)	(14.6)	453,043	525,347	(13.8)
Income taxes	30,045	33,974	18,919	(11.6)	58.8	97,572	91,169	7.0
Net Income	110,103	123,037	145,281	(10.5)	(24.2)	355,471	434,178	(18.1)
Preferred stock dividends	—	—	2,010	—	(100.0)	6,005	6,030	(0.4)
Net Income Available to Common Stockholders	$110,103	$123,037	$143,271	(10.5)	(23.2)	$349,466	$428,148	(18.4)
Earnings per Common Share
Basic	$0.30	$0.34	$0.40	(11.8)	(25.0)	$0.97	$1.19	(18.5)
Diluted	0.30	0.34	0.40	(11.8)	(25.0)	0.96	1.18	(18.6)
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.36	0.36	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)				% Variance
				3Q24	3Q24
	3Q24	2Q24	3Q23	2Q24	3Q23
Assets
Cash and due from banks	$596	$448	$409	33.0	45.7
Interest-bearing deposits with banks	1,482	1,432	1,228	3.5	20.7
Cash and Cash Equivalents	2,078	1,880	1,637	10.5	26.9
Securities available for sale	3,494	3,364	3,145	3.9	11.1
Securities held to maturity	3,820	3,893	3,922	(1.9)	(2.6)
Loans held for sale	193	132	110	46.2	75.5
Loans and leases, net of unearned income	33,717	33,757	32,151	(0.1)	4.9
Allowance for credit losses on loans and leases	(420)	(419)	(401)	0.2	4.7
Net Loans and Leases	33,297	33,338	31,750	(0.1)	4.9
Premises and equipment, net	505	489	460	3.3	9.8
Goodwill	2,478	2,477	2,477	—	—
Core deposit and other intangible assets, net	56	60	74	(6.7)	(24.3)
Bank owned life insurance	657	667	660	(1.5)	(0.5)
Other assets	1,398	1,415	1,261	(1.2)	10.9
Total Assets	$47,976	$47,715	$45,496	0.5	5.5
Liabilities
Deposits:
Non-interest-bearing demand	$9,870	$10,062	$10,704	(1.9)	(7.8)
Interest-bearing demand	15,999	14,697	14,530	8.9	10.1
Savings	3,231	3,348	3,588	(3.5)	(9.9)
Certificates and other time deposits	7,671	6,887	5,793	11.4	32.4
Total Deposits	36,771	34,994	34,615	5.1	6.2
Short-term borrowings	1,562	3,616	2,066	(56.8)	(24.4)
Long-term borrowings	2,515	2,016	1,968	24.8	27.8
Other liabilities	879	999	953	(12.0)	(7.8)
Total Liabilities	41,727	41,625	39,602	0.2	5.4
Stockholders' Equity
Preferred stock	—	—	107	—	(100.0)
Common stock	4	4	4	—	—
Additional paid-in capital	4,693	4,690	4,689	0.1	0.1
Retained earnings	1,886	1,820	1,664	3.6	13.3
Accumulated other comprehensive loss	(154)	(243)	(382)	(36.6)	(59.7)
Treasury stock	(180)	(181)	(188)	(0.6)	(4.3)
Total Stockholders' Equity	6,249	6,090	5,894	2.6	6.0
Total Liabilities and Stockholders' Equity	$47,976	$47,715	$45,496	0.5	5.5

F.N.B. CORPORATION AND SUBSIDIARIES	3Q24			2Q24			3Q23
(Dollars in thousands)		Interest			Interest			Interest
(Unaudited)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,003,513	$11,276	4.47%	$868,390	$8,207	3.80%	$1,223,226	$12,835	4.16%
Taxable investment securities (2)	6,177,736	48,317	3.13	6,154,907	47,564	3.09	6,046,294	37,140	2.46
Non-taxable investment securities (1)	1,023,050	8,816	3.45	1,033,552	8,911	3.45	1,051,475	9,107	3.46
Loans held for sale	300,326	5,729	7.61	110,855	2,519	9.09	109,568	2,416	8.80
Loans and leases (1) (3)	33,802,701	511,564	6.03	33,255,738	492,902	5.96	31,739,561	454,780	5.69
Total Interest Earning Assets (1)	42,307,326	585,702	5.51	41,423,442	560,103	5.43	40,170,124	516,278	5.11
Cash and due from banks	414,536			387,374			445,341
Allowance for credit losses	(427,826)			(414,372)			(415,722)
Premises and equipment	501,588			484,851			461,598
Other assets	4,620,414			4,590,486			4,432,826
Total Assets	$47,416,038			$46,471,781			$45,094,167
Liabilities
Deposits:
Interest-bearing demand	$15,215,815	108,762	2.84	$14,662,774	98,211	2.69	$13,997,552	75,840	2.15
Savings	3,281,732	10,406	1.26	3,360,593	10,136	1.21	3,676,239	9,875	1.07
Certificates and other time	7,234,412	79,868	4.39	6,645,682	71,613	4.33	5,698,129	53,293	3.71
Total interest-bearing deposits	25,731,959	199,036	3.08	24,669,049	179,960	2.93	23,371,920	139,008	2.36
Short-term borrowings	2,345,960	29,934	5.06	2,640,985	32,837	4.99	2,245,089	23,207	4.09
Long-term borrowings	2,314,914	30,473	5.24	2,164,983	28,501	5.29	1,974,017	24,565	4.94
Total Interest-Bearing Liabilities	30,392,833	259,443	3.39	29,475,017	241,298	3.29	27,591,026	186,780	2.69
Non-interest-bearing demand deposits	9,867,006			9,921,073			10,772,923
Total Deposits and Borrowings	40,259,839		2.56	39,396,090		2.46	38,363,949		1.93
Other liabilities	985,545			1,037,452			850,382
Total Liabilities	41,245,384			40,433,542			39,214,331
Stockholders' Equity	6,170,654			6,038,239			5,879,836
Total Liabilities and Stockholders' Equity	$47,416,038			$46,471,781			$45,094,167
Net Interest Earning Assets	$11,914,493			$11,948,425			$12,579,098
Net Interest Income (FTE) (1)		326,259			318,805			329,498
Tax Equivalent Adjustment		(2,930)			(2,915)			(2,917)
Net Interest Income		$323,329			$315,890			$326,581
Net Interest Spread			2.12%			2.14%			2.42%
Net Interest Margin (1)			3.08%			3.09%			3.26%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES	Nine Months Ended September 30,
(Dollars in thousands)	2024			2023
(Unaudited)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$915,076	$28,661	4.18%	$1,093,206	$32,619	3.99%
Taxable investment securities (2)	6,151,500	141,706	3.07	6,114,577	107,860	2.35
Non-taxable investment securities (1)	1,032,573	26,698	3.45	1,055,505	27,473	3.47
Loans held for sale	216,403	12,534	7.73	109,282	5,854	7.15
Loans and leases (1) (3)	33,148,858	1,482,613	5.97	31,070,965	1,276,718	5.49
Total Interest Earning Assets (1)	41,464,410	1,692,212	5.45	39,443,535	1,450,524	4.91
Cash and due from banks	404,234			438,456
Allowance for credit losses	(417,393)			(410,701)
Premises and equipment	485,378			454,738
Other assets	4,588,437			4,388,894
Total Assets	$46,525,066			$44,314,922
Liabilities
Deposits:
Interest-bearing demand	$14,812,493	301,716	2.72	$14,170,285	191,992	1.81
Savings	3,351,144	30,541	1.22	3,846,225	26,832	0.93
Certificates and other time	6,728,312	217,137	4.31	4,966,835	116,074	3.12
Total interest-bearing deposits	24,891,949	549,394	2.95	22,983,345	334,898	1.95
Short-term borrowings	2,461,925	90,472	4.90	2,051,516	54,992	3.58
Long-term borrowings	2,179,733	85,364	5.23	1,589,842	58,695	4.94
Total Interest-Bearing Liabilities	29,533,607	725,230	3.28	26,624,703	448,585	2.25
Non-interest-bearing demand deposits	9,908,989			11,061,043
Total Deposits and Borrowings	39,442,596		2.46	37,685,746		1.59
Other liabilities	999,327			813,745
Total Liabilities	40,441,923			38,499,491
Stockholders' Equity	6,083,143			5,815,431
Total Liabilities and Stockholders' Equity	$46,525,066			$44,314,922
Net Interest Earning Assets	$11,930,803			$12,818,832
Net Interest Income (FTE) (1)		966,982			1,001,939
Tax Equivalent Adjustment		(8,755)			(9,460)
Net Interest Income		$958,227			$992,479
Net Interest Spread			2.17%			2.66%
Net Interest Margin (1)			3.11%			3.39%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				For the Nine Months Ended September 30,
	3Q24	2Q24	3Q23	2024	2023
Performance Ratios
Return on average equity	7.10%	8.20%	9.80%	7.81%	9.98%
Return on average tangible equity (1)	12.43	14.54	17.80	13.79	18.32
Return on average tangible common equity (1)	12.43	14.54	18.15	13.63	18.68
Return on average assets	0.92	1.06	1.28	1.02	1.31
Return on average tangible assets (1)	1.01	1.16	1.39	1.11	1.43
Net interest margin (FTE) (2)	3.08	3.09	3.26	3.11	3.39
Yield on earning assets (FTE) (2)	5.51	5.43	5.11	5.45	4.91
Cost of interest-bearing deposits	3.08	2.93	2.36	2.95	1.95
Cost of interest-bearing liabilities	3.39	3.29	2.69	3.28	2.25
Cost of funds	2.56	2.46	1.93	2.46	1.59
Efficiency ratio (1)	55.16	54.39	51.72	55.18	50.76
Effective tax rate	21.44	21.64	11.52	21.54	17.35
Capital Ratios
Equity / assets (period end)	13.02	12.76	12.96
Common equity / assets (period end)	13.02	12.76	12.72
Common equity tier 1 (3)	10.4	10.2	10.2
Leverage ratio	8.64	8.63	8.77
Tangible common equity / tangible assets (period end) (1)	8.17	7.86	7.54
Common Stock Data
Average diluted common shares outstanding	362,425,528	362,701,233	361,778,425	362,583,005	363,104,936
Period end common shares outstanding	359,585,544	359,558,026	358,828,542
Book value per common share	$17.38	$16.94	$16.13
Tangible book value per common share (1)	10.33	9.88	9.02
Dividend payout ratio (common)	39.58%	35.42%	30.34%	37.51%	30.50%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)
September 30, 2024 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				3Q24	3Q24
	3Q24	2Q24	3Q23	2Q24	3Q23
Balances at period end
Loans and Leases:
Commercial real estate (1)	$12,812	$12,664	$11,962	1.2	7.1
Commercial and industrial	7,541	7,597	7,462	(0.7)	1.1
Commercial leases	709	683	562	3.8	26.2
Other	120	145	160	(17.2)	(25.0)
Commercial loans and leases	21,182	21,089	20,146	0.4	5.1
Direct installment	2,693	2,700	2,754	(0.3)	(2.2)
Residential mortgages	7,789	7,459	6,434	4.4	21.1
Indirect installment	706	1,188	1,519	(40.6)	(53.5)
Consumer LOC	1,347	1,321	1,298	2.0	3.8
Consumer loans	12,535	12,668	12,005	(1.0)	4.4
Total loans and leases	$33,717	$33,757	$32,151	(0.1)	4.9
Note: Loans held for sale were $193, $132 and $110 at 3Q24, 2Q24, and 3Q23, respectively.
(1) Commercial real estate is made up of 71% non-owner occupied and 29% owner-occupied at September 30, 2024.
				% Variance
Average balances				3Q24	3Q24	For the Nine Months Ended September 30,		%
Loans and Leases:	3Q24	2Q24	3Q23	2Q24	3Q23	2024	2023	Var.
Commercial real estate	$12,760	$12,663	$11,787	0.8	8.3	$12,560	$11,660	7.7
Commercial and industrial	7,569	7,472	7,355	1.3	2.9	7,491	7,272	3.0
Commercial leases	688	659	626	4.4	9.9	668	584	14.5
Other	141	142	146	(1.1)	(3.6)	139	140	(0.3)
Commercial loans and leases	21,158	20,936	19,914	1.1	6.2	20,859	19,655	6.1
Direct installment	2,693	2,704	2,741	(0.4)	(1.8)	2,708	2,749	(1.5)
Residential mortgages	7,624	7,137	6,259	6.8	21.8	7,170	5,832	22.9
Indirect installment	999	1,168	1,527	(14.5)	(34.6)	1,102	1,533	(28.1)
Consumer LOC	1,329	1,310	1,297	1.4	2.4	1,310	1,302	0.6
Consumer loans	12,645	12,320	11,825	2.6	6.9	12,289	11,416	7.7
Total loans and leases	$33,803	$33,256	$31,740	1.6	6.5	$33,149	$31,071	6.7

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				3Q24	3Q24
Asset Quality Data	3Q24	2Q24	3Q23	2Q24	3Q23
Non-Performing Assets
Non-performing loans	$129	$108	$113	19.4	14.2
Other real estate owned (OREO)	2	3	3	(33.3)	(33.3)
Non-performing assets	$131	$111	$116	18.0	12.9
Non-performing loans / total loans and leases	0.38%	0.32%	0.35%
Non-performing assets plus 90+ days past due / total loans and leases plus OREO	0.43	0.36	0.39
Delinquency
Loans 30-89 days past due	$124	$95	$80	30.5	55.0
Loans 90+ days past due	12	11	9	9.1	33.3
Non-accrual loans	129	108	113	19.4	14.2
Past due and non-accrual loans	$265	$214	$202	23.8	31.2
Past due and non-accrual loans / total loans and leases	0.79%	0.63%	0.63%

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				3Q24	3Q24	For the Nine Months Ended September 30,		%
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	3Q24	2Q24	3Q23	2Q24	3Q23	2024	2023	Var.
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$418.8	$406.3	$412.7	3.1	1.5	$405.6	$401.7	1.0
Provision for credit losses	22.9	20.3	25.6	12.5	(10.7)	56.7	58.5	(3.1)
Net loan (charge-offs)/recoveries	(21.5)	(7.8)	(37.7)	173.3	(43.1)	(42.1)	(59.6)	(29.4)
Allowance for credit losses on loans and leases	$420.2	$418.8	$400.6	0.3	4.9	$420.2	$400.6	4.9
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$21.8	$21.9	$21.0	(0.5)	3.8	$21.5	$21.4	0.5
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	0.6	(0.1)	0.4	605.0	65.1	0.9	(0.1)	1,323.9
Allowance for unfunded loan commitments	$22.4	$21.8	$21.3	2.8	4.9	$22.4	$21.3	4.9
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$442.5	$440.5	$421.9	0.5	4.9	$442.5	$421.9	4.9
Allowance for credit losses on loans and leases / total loans and leases	1.25%	1.24%	1.25%
Allowance for credit losses on loans and leases / total non-performing loans	326.7	388.1	353.7
Net loan charge-offs (annualized) / total average loans and leases	0.25	0.09	0.47			0.17%	0.26%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				3Q24	3Q24	For the Nine Months Ended September 30,		%
	3Q24	2Q24	3Q23	2Q24	3Q23	2024	2023	Var.
Operating net income available to common stockholders:
(Dollars in thousands)
Net income available to common stockholders	$110,103	$123,037	$143,271			$349,466	$428,148
Preferred dividend at redemption	—	—	—			3,995	—
Merger-related expense	—	—	—			—	2,215
Tax benefit of merger-related expense	—	—	—			—	(465)
Branch consolidation costs	—	—	—			1,194	—
Tax benefit of branch consolidation costs	—	—	—			(251)	—
FDIC special assessment	—	804	—			5,212	—
Tax benefit of FDIC special assessment	—	(169)	—			(1,095)	—
Software impairment	3,690	—	—			3,690	—
Tax benefit of software impairment	(775)	—	—			(775)	—
Loss on indirect auto loan sales	11,572	—	—			8,969	—
Tax benefit of loss on indirect auto loan sales	(2,430)	—	—			(1,883)	—
Operating net income available to common stockholders (non-GAAP)	$122,160	$123,672	$143,271	(1.2)	(14.7)	$368,522	$429,898	(14.3)

Operating earnings per diluted common share:
Earnings per diluted common share	$0.30	$0.34	$0.40			$0.96	$1.18
Preferred dividend at redemption	—	—	—			0.01	—
Merger-related expense	—	—	—			—	0.01
Tax benefit of merger-related expense	—	—	—			—	—
Branch consolidation costs	—	—	—			—	—
Tax benefit of branch consolidation costs	—	—	—			—	—
FDIC special assessment	—	—	—			0.01	—
Tax benefit of FDIC special assessment	—	—	—			—	—
Software impairment	0.01	—	—			0.01	—
Tax benefit of software impairment	—	—	—			—	—
Loss on indirect auto loan sales	0.03	—	—			0.02	—
Tax benefit of loss on indirect auto loan sales	(0.01)	—	—			(0.01)	—
Operating earnings per diluted common share (non-GAAP)	$0.34	$0.34	$0.40	—	(15.0)	$1.02	$1.18	(13.6)

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Nine Months Ended September 30,
	3Q24	2Q24	3Q23	2024	2023
Return on average tangible equity:
(Dollars in thousands)
Net income (annualized)	$438,019	$494,851	$576,385	$474,826	$580,495
Amortization of intangibles, net of tax (annualized)	13,753	13,913	15,798	13,926	16,058
Tangible net income (annualized) (non-GAAP)	$451,772	$508,764	$592,183	$488,752	$596,553

Average total stockholders' equity	$6,170,654	$6,038,239	$5,879,836	$6,083,143	$5,815,431
Less: Average intangible assets (1)	(2,535,769)	(2,539,710)	(2,553,738)	(2,539,822)	(2,558,610)
Average tangible stockholders' equity (non-GAAP)	$3,634,885	$3,498,529	$3,326,098	$3,543,321	$3,256,821

Return on average tangible equity (non-GAAP)	12.43%	14.54%	17.80%	13.79%	18.32%

Return on average tangible common equity:
(Dollars in thousands)
Net income available to common stockholders (annualized)	$438,019	$494,851	$568,414	$466,806	$572,432
Amortization of intangibles, net of tax (annualized)	13,753	13,913	15,798	13,926	16,058
Tangible net income available to common stockholders (annualized) (non-GAAP)	$451,772	$508,764	$584,212	$480,732	$588,490

Average total stockholders' equity	$6,170,654	$6,038,239	$5,879,836	$6,083,143	$5,815,431
Less: Average preferred stockholders' equity	—	—	(106,882)	(17,554)	(106,882)
Less: Average intangible assets (1)	(2,535,769)	(2,539,710)	(2,553,738)	(2,539,822)	(2,558,610)
Average tangible common equity (non-GAAP)	$3,634,885	$3,498,529	$3,219,216	$3,525,767	$3,149,939

Return on average tangible common equity (non-GAAP)	12.43%	14.54%	18.15%	13.63%	18.68%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Nine Months Ended September 30,
	3Q24	2Q24	3Q23	2024	2023
Operating return on average tangible common equity:
(Dollars in thousands)
Operating net income available to common stockholders (annualized)	$485,984	$497,406	$568,412	$492,259	$574,772
Amortization of intangibles, net of tax (annualized)	13,753	13,913	15,798	13,926	16,058
Tangible operating net income available to common stockholders (annualized) (non-GAAP)	$499,737	$511,319	$584,210	$506,185	$590,830

Average total stockholders' equity	$6,170,654	$6,038,239	$5,879,836	$6,083,143	$5,815,431
Less: Average preferred stockholders' equity	—	—	(106,882)	(17,554)	(106,882)
Less: Average intangible assets (1)	(2,535,769)	(2,539,710)	(2,553,738)	(2,539,822)	(2,558,610)
Average tangible common equity (non-GAAP)	$3,634,885	$3,498,529	$3,219,216	$3,525,767	$3,149,939

Operating return on average tangible common equity (non-GAAP)	13.75%	14.62%	18.15%	14.36%	18.76%

Return on average tangible assets:
(Dollars in thousands)
Net income (annualized)	$438,019	$494,851	$576,385	$474,826	$580,495
Amortization of intangibles, net of tax (annualized)	13,753	13,913	15,798	13,926	16,058
Tangible net income (annualized) (non-GAAP)	$451,772	$508,764	$592,183	$488,752	$596,553

Average total assets	$47,416,038	$46,471,781	$45,094,167	$46,525,066	$44,314,922
Less: Average intangible assets (1)	(2,535,769)	(2,539,710)	(2,553,738)	(2,539,822)	(2,558,610)
Average tangible assets (non-GAAP)	$44,880,269	$43,932,071	$42,540,429	$43,985,244	$41,756,312

Return on average tangible assets (non-GAAP)	1.01%	1.16%	1.39%	1.11%	1.43%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
	3Q24	2Q24	3Q23
Tangible book value per common share:
(Dollars in thousands, except per share data)
Total stockholders' equity	$6,248,456	$6,089,634	$5,894,280
Less: Preferred stockholders' equity	—	—	(106,882)
Less: Intangible assets (1)	(2,533,856)	(2,537,532)	(2,551,266)
Tangible common equity (non-GAAP)	$3,714,600	$3,552,102	$3,236,132

Common shares outstanding	359,585,544	359,558,026	358,828,542

Tangible book value per common share (non-GAAP)	$10.33	$9.88	$9.02

Tangible common equity to tangible assets:
(Dollars in thousands)
Total stockholders' equity	$6,248,456	$6,089,634	$5,894,280
Less: Preferred stockholders' equity	—	—	(106,882)
Less: Intangible assets (1)	(2,533,856)	(2,537,532)	(2,551,266)
Tangible common equity (non-GAAP)	$3,714,600	$3,552,102	$3,236,132

Total assets	$47,975,574	$47,714,742	$45,495,958
Less: Intangible assets (1)	(2,533,856)	(2,537,532)	(2,551,266)
Tangible assets (non-GAAP)	$45,441,718	$45,177,210	$42,944,692

Tangible common equity to tangible assets (non-GAAP)	8.17%	7.86%	7.54%

Operating non-interest expense
(dollars in thousands)
Non-interest expense	$249,431	$226,612	$217,998
FDIC special assessment	—	(804)	—
Software impairment	(3,690)	—	—
Loss on indirect auto loan sale	(11,572)	—	—
Operating non-interest expense (non-GAAP)	$234,169	$225,808	$217,998

(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Nine Months Ended September 30,
	3Q24	2Q24	3Q23	2024	2023
KEY PERFORMANCE INDICATORS
Pre-provision net revenue:
(Dollars in thousands)
Net interest income	$323,329	$315,890	$326,581	$958,227	$992,479
Non-interest income	89,688	87,922	81,551	265,472	241,249
Less: Non-interest expense	(249,431)	(226,612)	(217,998)	(713,139)	(649,870)
Pre-provision net revenue (reported) (non-GAAP)	$163,586	$177,200	$190,134	$510,560	$583,858
Pre-provision net revenue (reported) (annualized) (non-GAAP)	$650,789	$712,695	$754,336	$681,989	$780,616
Adjustments:
Add: Merger-related expense (non-interest expense)	—	—	—	—	2,215
Add: Branch consolidation costs (non-interest expense)	—	—	—	1,194	—
Add: FDIC special assessment (non-interest expense)	—	804	—	5,212	—
Add: Software impairment (non-interest expense)	3,690	—	—	3,690	—
Add: Loss on indirect auto loan sales (non-interest expense)	11,572	—	—	8,969	—
Operating pre-provision net revenue (non-GAAP)	$178,848	$178,004	$190,134	$529,625	$586,073
Operating pre-provision net revenue (annualized) (non-GAAP)	$711,505	$715,928	$754,336	$707,455	$783,577

Efficiency ratio (FTE):
(Dollars in thousands)
Total non-interest expense	$249,431	$226,612	$217,998	$713,139	$649,870
Less: Amortization of intangibles	(4,376)	(4,379)	(5,040)	(13,197)	(15,203)
Less: OREO expense	(354)	(200)	(317)	(744)	(1,366)
Less: Merger-related expense	—	—	—	—	(2,215)
Less: Branch consolidation costs	—	—	—	(1,194)	—
Less: FDIC special assessment	—	(804)	—	(5,212)	—
Less: Software impairment	(3,690)	—	—	(3,690)	—
Less: Loss on indirect auto loan sales	(11,572)	—	—	(8,969)	—
Adjusted non-interest expense	$229,439	$221,229	$212,641	$680,133	$631,086

Net interest income	$323,329	$315,890	$326,581	$958,227	$992,479
Taxable equivalent adjustment	2,930	2,915	2,917	8,755	9,460
Non-interest income	89,688	87,922	81,551	265,472	241,249
Less: Net securities losses (gains)	28	3	55	31	78
Adjusted net interest income (FTE) + non-interest income	$415,975	$406,730	$411,104	$1,232,485	$1,243,266

Efficiency ratio (FTE) (non-GAAP)	55.16%	54.39%	51.72%	55.18%	50.76%